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                                                                    Exhibit 2(a)

                     LOOMIS SAYLES INCOME OPPORTUNITIES FUND

                       AGREEMENT AND DECLARATION OF TRUST

     AGREEMENT AND DECLARATION OF TRUST made at Boston, Massachusetts this 8th day of September 2003, by the Trustees hereunder, and by the holders of shares of beneficial interest to be issued hereunder as hereinafter provided:

     WITNESSETH that

     WHEREAS, this Trust has been formed to carry on the business of an investment company; and

     WHEREAS, the Trustees have agreed to manage all property coming into their hands as trustees of a Massachusetts business trust in accordance with the provisions hereinafter set forth.

     NOW, THEREFORE, the Trustees hereby declare that they will hold all cash, securities and other assets which they may from time to time acquire in any manner as Trustee hereunder IN TRUST to manage and dispose of the same upon the following terms and conditions for the pro rata benefit of the holders from time to time of Shares in this Trust as hereinafter set forth.

                                   ARTICLE I

                              NAME AND DEFINITIONS

     Section 1. Name. This Trust shall be known as "Loomis Sayles Income Opportunities Fund" and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

     Section 2. Definitions. Whenever used herein, unless otherwise required by the context or specifically provided:

          (a) The "Trust" refers to the Massachusetts business trust established by this Declaration, as amended or restated from time to time;

          (b) "Trustees" refers to the Trustees of the Trust named herein or elected in accordance with Article IV;

          (c) "Shares" means the equal proportionate transferable units of interest into which the beneficial interest in the Trust shall be divided from time to time or, if more than one class or series of Shares is authorized by the Trustees, the equal proportionate transferable units into which each class or series of shares shall be divided from time to time;

          (d) "Shareholder" means a record owner of Shares;

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          (e) The "1940 Act" refers to the Investment Company Act of 1940 and the rules or regulations thereunder and applicable orders of the Securities and Exchange Commission and interpretations of its staff, as such statute, rules, regulations, orders or interpretations may be amended from time to time;

          (f) The terms "Affiliated Person", "Interested Person", and "Principal Underwriter" shall have the applicable meanings given them in the 1940 Act;

          (g) "Declaration" shall mean this Agreement and Declaration of Trust, as amended or restated from time to time;

          (h) "Bylaws" shall mean the Bylaws of the Trust as amended or restated from time to time;

          (i) The term "class," when used in connection with Shares, refers to the division of Shares into two or more classes as provided in Article III,
     Section 1 hereof; the term "Class," when used in connection with the Trustees, refers to the division of the Board of Trustees into two or more Classes as provided in Article IV, Section 1 hereof;

          (j) The term "series" or "series of Shares" refers to the division of Shares representing any class into two or more series as provided in
     Article III, Section 1 hereof; and

          (k) The term "Continuing Trustee" shall have the meaning given to such term in Article IV, Section 2 hereof.

                                   ARTICLE II

                                     PURPOSE

     The purpose of the Trust is to provide investors a managed investment primarily in securities, debt instruments and other instruments and rights of a financial character and to carry on such other business as the Trustees may from time to time determine pursuant to their authority under this Declaration.

                                  ARTICLE III

                                     SHARES

     Section 1. Division of Beneficial Interest. The Trustees may, without Shareholder approval, authorize one or more classes of Shares (which classes may be divided into two or more series), Shares of each such class or series having such par value and such preferences, voting powers, terms of redemption, if any, and special or relative rights or privileges (including conversion rights, if any) as the Trustees may determine. Subject to applicable law, the Trustees may, without Shareholder approval, authorize the Trust to issue subscription or other rights representing interests in Shares to existing Shareholders or other persons subject to such terms and conditions as the Trustees may determine. The number of Shares of each class or series authorized shall be unlimited, except as the Bylaws may otherwise provide, and the Shares so

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authorized may be represented in part by fractional shares. The Trustees may from time to time (a) divide or combine the Shares of any class or series into a greater or lesser number without thereby changing the proportionate beneficial interest in the series or class in the assets belonging to that series or attributable to that class or in any way affecting the rights of shares of any other series or class or (b) take such other action with respect to the Shares as the Trustees may deem necessary or desirable.

     Section 2. Ownership of Shares. The ownership of Shares shall be recorded on the books of the Trust or a transfer or similar agent of the trust. Except as provided in the Bylaws or as the Trustees may otherwise determine from time to time, no certificates certifying the ownership of Shares shall be issued. The Trustees may make such rules as they consider appropriate for the issuance of Share certificates, the transfer of Shares and similar matters. The record books of the Trust as kept by the Trust or any transfer or similar agent, as the case may be, shall be conclusive as to who are the Shareholders of each class and series and as to the number of Shares of each class and series held from time to time by each Shareholder.

     Section 3. Investments in the Trust. The Trustees shall accept investments in the Trust from such persons and on such terms and, subject to any requirements of law, for such consideration, which may consist of cash or tangible or intangible property or a combination thereof, as the Trustees or the Bylaws from time to time authorize. The Trustees may in their sole discretion impose a sales charge or other fee upon investments in the Trust or series or any classes thereof and issue fractional shares.

     Section 4. No Preemptive Rights. Shareholders shall have no preemptive or other right to receive, purchase or subscribe for any additional Shares or other securities issued by the Trust.

     Section 5. Derivative Claims. No Shareholder or group of Shareholders shall have the right to bring or maintain any court action, proceeding or claim on behalf of the Trust or any series or class of Shares without first making demand on the Trustees requesting the Trustees to bring or maintain such action, proceeding or claim. Such demand shall not be excused under any circumstances, including claims of alleged interest on the part of the Trustees, unless the plaintiff makes a specific showing that irreparable nonmonetary injury to the Trust or series or class of Shares would otherwise result. Such demand shall be mailed to the Secretary of the Trust at the Trust's principal office and shall set forth with particularity the nature of the proposed court action, proceeding or claim and the essential facts relied upon by the Shareholder to support the allegations made in the demand. The Trustees shall consider such demand within 45 days of its receipt by the Trust. In their sole discretion, the Trustees may submit the matter to a vote of Shareholders of the Trust or a series or class of Shares, as appropriate. Any decision by the Trustees to bring, maintain or settle (or not to bring, maintain or settle) such court action, proceeding or claim, or to submit the matter to a vote of Shareholders, shall be binding upon the Shareholders. Any decision by the Trustees to bring or maintain a court action, proceeding or suit on behalf of the Trust or a series or class of Shares shall be subject to the right of the Shareholders under Article V hereof to vote on whether or not such court action, proceeding or suit should or should not be brought or maintained.

     Section 6. Direct Claims. No Shareholder or group of Shareholders shall have the right to bring or maintain a direct action or claim for monetary damages against the Trust or the

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Trustees predicated upon an express or implied right of action under this
Declaration or the 1940 Act (excepting rights of action expressly permitted under section 36(b) of the 1940 Act), nor shall any single Shareholder, who is similarly situated to one or more other Shareholders with respect to the alleged injury, have the right to bring such an action, unless such Shareholder or group of Shareholders has obtained authorization from the Trustees to bring the action. The requirement of authorization shall not be excused under any circumstances, including claims of alleged interest on the part of the Trustees. A request for authorization shall be mailed to the Secretary of the Trust at the Trust's principal office and shall set forth with particularity the nature of the proposed court action, proceeding or claim and the essential facts relied upon by the group of Shareholders or Shareholder to support the allegations made in the request. The Trustees shall consider such request within 45 days of its receipt by the Trust. In their sole discretion, the Trustees may submit the matter to a vote of Shareholders of the Trust or series or class of Shares, as appropriate. Any decision by the Trustees to settle or to authorize (or not to settle or not to authorize) such court action, proceeding or claim, or to submit the matter to a vote of Shareholders, shall be binding upon the Shareholder or group of Shareholders seeking authorization. Any decision by the Trustees to authorize a court action, proceeding or suit by a Shareholder or group of Shareholders shall be subject to the right of the Shareholders under Article V hereof to vote on whether or not such court action, proceeding or suit should or should not be brought or maintained.

     Section 7. Status of Shares and Limitation of Personal Liability. Shares shall be deemed to be personal property giving only the rights provided in this Declaration or the Bylaws. Every Shareholder by virtue of having become a Shareholder shall be held to have expressly assented and agreed to the terms of this Declaration and the Bylaws and to have become a party hereto and thereto. The death of a Shareholder during the continuance of the Trust shall not operate to terminate the same nor entitle the representative of any deceased Shareholder to an accounting or to take any action in court or elsewhere against the Trust or the Trustees, but only to the rights of said decedent under this Trust. Ownership of Shares shall not entitle the Shareholder to any title in or to the whole or any part of the Trust property or right to call for a partition or division of the same or for an accounting, nor shall the ownership of Shares constitute the Shareholders partners. Neither the Trust nor the Trustees, nor any officer, employee or agent of the Trust, shall have any power to bind personally any Shareholder, nor except as specifically provided herein to call upon any Shareholder for the payment of any sum of money or assessment whatsoever other than such as the Shareholder may at any time personally agree to pay.

                                   ARTICLE IV

                                  THE TRUSTEES

     Section 1. Number and Classes of Trustees and Term of Office. Subject to the voting powers of one or more classes or series of Shares as set forth in the Bylaws, the number of Trustees shall be such number as shall be fixed from time to time by a majority of the Trustees; provided, however, that the number of Trustees shall in no event be less than three (3) from and after the date when Shares are first sold pursuant to an initial registered public offering. The Trustee or Trustees who are signatories to this Declaration as of the date hereof and such other persons as the Trustee or Trustees then in office shall appoint (to fill a vacancy or otherwise) prior to any sale of Shares pursuant to an initial registered public offering shall each serve until

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the first meeting of Shareholders at which Trustees are elected (or, if later, until the first meeting of Shareholders at which Trustees of the Class to which such Trustee has been assigned are elected) and until his or her successor is elected and qualified, or until he or she sooner dies, resigns, retires or is disqualified or removed from office, subject in each case to the Classes of Trustees and terms created pursuant to this Article IV.

     An initial annual meeting of Shareholders or special meeting in lieu thereof shall be called to be held not more than sixteen months after Shares are first sold pursuant to an initial registered public offering; subsequent annual meetings of Shareholders or special meetings in lieu thereof (each an "annual meeting") shall be held as specified in the Bylaws. Prior to any sale of Shares pursuant to an initial registered public offering, the Trustees shall by resolution classify themselves, with respect to the time for which they severally hold office, into the following three classes: Class I, whose term expires at the initial annual meeting; Class II, whose term expires at the next succeeding annual meeting after the initial annual meeting (the "second annual meeting"); and Class III, whose term expires at the next succeeding annual meeting after the second annual meeting. Each Class shall consist, as nearly as may be possible, of one-third of the total number of Trustees constituting the entire Board of Trustees. At each annual meeting beginning with the initial annual meeting, the successors of the Class of Trustees whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election, with each Trustee holding office until the expiration of the term of the relevant Class and the election and qualification of his or her successor, or until he or she sooner dies, resigns, retires, or is disqualified or removed from office. The Trustees may also determine by resolution those Trustees in each Class that shall be elected by Shareholders of a particular class of Shares (e.g., by a class of preferred Shares issued by the Trust) prior to the initial public offering of such class of Shares.

     If the number of Trustees is changed, any increase or decrease shall be apportioned among the Classes, as of the annual meeting of Shareholders next succeeding any such change, so as to maintain a number of Trustees in each Class as nearly equal as possible, with the result that, to the extent a Trustee is assigned to a new Class, his or her term as Trustee shall coincide with that of his or her newly assigned Class. No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his or her term unless the Trustee is specifically removed pursuant to Section 3 of this Article at the time of the decrease. Except as provided in this Section 1 or Section 3 of this Article, after the initial registered public offering of the Shares, Trustees shall be elected only at an annual meeting of Shareholders.

     Section 2. Continuing Trustee; Definition. For purposes of this Declaration and the Bylaws, the term "Continuing Trustee" shall mean any member of the Board of Trustees who (a) has been a member of the Board of Trustees for a period of at least thirty-six months (or since immediately after the initial registered public offering of the Trust's Shares, if less than thirty-six months); (b) was nominated to serve as a member of the Board of Trustees by a majority of the Continuing Trustees then members of the Board of Trustees; or (c) prior to the first sale of Shares pursuant to an initial registered public offering only, serves as a Trustee.

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     Section 3. Vacancies; Resignation; Removal. From and after the date when
Shares are first sold pursuant to an initial registered public offering and subject to any voting powers of one or more classes or series of Shares as set forth in this Declaration or in the Bylaws or by resolution of the Board of Trustees, any vacancies occurring in the Board of Trustees may be filled by the Trustees as set forth below. Prior to the date when Shares are first sold pursuant to an initial registered public offering, subject to any limitations imposed by the 1940 Act or other applicable law, any vacancies occurring in the Board of Trustees may be filled by the Trustees without any action by or meeting of Shareholders.

     From and after the date when Shares are first sold pursuant to an initial registered public offering and subject to any voting powers of one or more classes or series of Shares as set forth in this Declaration or in the Bylaws or by resolution of the Board of Trustees, and subject to any limitations imposed by the 1940 Act or other applicable law, any vacancy occurring in the Board of Trustees that results from an increase in the number of Trustees may be filled by a majority of the entire Board of Trustees, and any other vacancy occurring in the Board of Trustees may be filled by a majority of the Trustees then in office, whether or not sufficient to constitute a quorum, or by a sole remaining Trustee; provided, however, that if the Shareholders of any class or series of Shares are entitled separately to elect one or more Trustees, a majority of the remaining Trustees elected by that class or series or the sole remaining Trustee elected by that class or series may fill any vacancy among the number of Trustees elected by that class or series. A Trustee elected by the Board of Trustees (or a group of Trustees or a single Trustee, as the case may be, as provided herein) to fill any vacancy occurring in the Board of Trustees shall serve until the next annual meeting of Shareholders and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. At any annual meeting of Shareholders, any Trustee elected to fill any vacancy occurring in the Board of Trustees that has arisen since the preceding annual meeting of Shareholders (whether or not any such vacancy has been filled by election of a new Trustee by the Board of Trustees (or a group of Trustees or a single Trustee, as the case may be, as provided herein)) shall hold office for a term which coincides with the remaining term of the Class of Trustee to which such office was previously assigned, if such vacancy arose other than by an increase in the number of Trustees, and until his successor shall be elected and shall qualify. In the event such vacancy arose due to an increase in the number of Trustees, any Trustee so elected to fill such vacancy at an annual meeting shall hold office for a term which coincides with that of the Class of Trustee to which such office has been apportioned as heretofore provided, and until his successor shall be elected and shall qualify or until he or she sooner dies, resigns, retires, or is disqualified or removed from office.

     Any Trustee may resign his trust or retire as a Trustee (without need for prior or subsequent accounting except in the event of removal) by an instrument in writing signed by him and delivered to the President, Secretary or a Trustee of the Trust (or, if prior to any sale of Shares pursuant to an initial registered public offering, delivered to the remaining Trustee or Trustees), and such resignation or retirement shall be effective upon such delivery, or at a later date according to the terms of the instrument. Subject to any voting powers of one or more classes or series of Shares as set forth in this Declaration or in the Bylaws, any Trustee may be removed from office only for "Cause" (as hereinafter defined) and only (i) by action of at least seventy-five percent (75%) of the outstanding Shares of the classes or series of Shares entitled to vote for the election of such Trustee, at a meeting called for the purpose, or (ii) by written

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instrument, signed by at least seventy-five percent (75%) of the remaining
Trustees, specifying the date when such removal shall become effective. "Cause" for these purposes shall require willful misconduct, dishonesty or fraud on the part of the Trustee in the conduct of his or her office or such Trustee being convicted of a felony.

     Section 4. Effect of Death, Resignation, etc. of a Trustee. The death, declination, resignation, retirement, removal, disqualification or incapacity of the Trustees, or any one of them, shall not operate to annul the Trust or to revoke any existing agency created pursuant to the terms of this Declaration.

     Section 5. Powers. Subject to the provisions of this Declaration, the business of the Trust shall be managed by the Trustees, and they shall have all powers necessary or convenient to carry out that responsibility. Without limiting the foregoing, the Trustees may adopt Bylaws not inconsistent with this Declaration providing for the conduct of the business of the Trust and such other matters they may consider to be necessary or appropriate and may amend and repeal them to the extent and as provided in Article IX, Section 8(c) of this Declaration. Subject to the voting power of one or more classes or series of Shares as set forth in this Declaration or in the Bylaws or by resolution of the Board of Trustees, the Trustees may fill vacancies in or add to their number, including vacancies resulting from increases in their number, and may elect and remove such officers and appoint and terminate such agents as they consider appropriate; they may appoint from their own number, and terminate, any one or more committees consisting of one or more Trustees, including an executive committee which may, when the Trustees are not in session, exercise some or all of the power and authority of the Trustees as the Trustees may determine; they may appoint an advisory board, the members of which shall not be Trustees and need not be Shareholders; they may employ one or more custodians of the assets of the Trust and may authorize such custodians to employ subcustodians and to deposit all or any part of such assets in a system or systems for the central handling of securities; they may retain a transfer agent or a shareholder servicing agent, or both, and provide for the distribution of Shares by the Trust, through one or more principal underwriters or otherwise; they may set record dates for the determination of Shareholders with respect to various matters; and they may in general delegate such authority as they consider desirable to any officer of the Trust, to any committee of the Trustees and to any agent or employee of the Trust or to any such custodian or underwriter.

     Without limiting the foregoing, the Trustees shall have power and authority:

          (a) To invest and reinvest cash, and to hold cash uninvested;

          (b) To sell, exchange, lend, pledge, mortgage, hypothecate, write options on and lease any or all of the assets of the Trust;

          (c) To vote or give assent, or exercise any rights of ownership, with respect to stock or other securities or property; and to execute and deliver proxies or powers of attorney to such person or persons as the Trustees shall deem proper, granting to such person or persons such power and discretion with relation to securities or property as the Trustees shall deem proper;

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          (d) To exercise powers and rights of subscription or otherwise which in any manner arise out of ownership of securities;

          (e) To hold any security or property in a form not indicating any trust, whether in bearer, unregistered or other negotiable form, or in the name of the Trustees or of the Trust or in the name of a custodian, subcustodian or other depository or a nominee or nominees or otherwise;

          (f) To the extent necessary or appropriate to give effect to the preferences, special or relative rights or privileges of any classes or series of Shares, to allocate assets, liabilities, income and expenses of the Trust to a particular class or classes or series of Shares or to apportion the same among two or more classes or series;

          (g) To consent to or participate in any plan for the reorganization, consolidation or merger of any corporation or issuer, any security of which is or was held in the Trust; to consent to any contract, lease, mortgage, purchase or sale of property by such corporation or issuer, and to pay calls or subscriptions with respect to any security held in the Trust;

          (h) To join with other security holders in acting through a committee, depositary, voting trustee or otherwise, and in that connection to deposit any security with, or transfer any security to, any such committee, depositary or trustee, and to delegate to them such power and authority with relation to any security (whether or not so deposited or transferred) as the Trustees shall deem proper, and to agree to pay, and to pay, such portion of the expenses and compensation of such committee, depositary or trustee as the Trustees shall deem proper;

          (i) To compromise, arbitrate or otherwise adjust claims in favor of or against the Trust on any matter in controversy, including but not limited to claims for taxes;

          (j) To enter into joint ventures, general or limited partnerships, limited liability companies, and any other combinations or associations;

          (k) To borrow funds;

          (l) To endorse or guarantee the payment of any notes or other obligations of any person; to make contracts of guaranty or suretyship, or otherwise assume liability for payment thereof; and to mortgage and pledge the Trust property or any part thereof to secure any of or all of such obligations;

          (m) To purchase and pay for entirely out of Trust property such insurance as they may deem necessary or appropriate for the conduct of the business of the Trust, including, without limitation, insurance policies insuring the assets of the Trust and payment of distributions and principal on its portfolio investments, and insurance policies insuring the Shareholders, Trustees, officers, employees, agents, investment advisers, sub-advisers or managers, principal underwriters or independent contractors of the Trust individually against all claims and liabilities of every nature arising by reason of holding, being or having held any such office or position, or by reason of any action alleged to

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     have been taken or omitted by any such person as Shareholder, Trustee, officer, employee, agent, investment adviser, sub-adviser or manager, principal underwriter or independent contractor, including any action taken or omitted that may be determined to constitute negligence, whether or not the Trust would have the power to indemnify such person against such liability;

          (n) To pay pensions for faithful service, as deemed appropriate by the Trustees, and to adopt, establish and carry out pension, profit-sharing, share bonus, share purchase, savings, thrift and other retirement, incentive and benefit plans, trusts and provisions, including the purchasing of life insurance and annuity contracts as a means of providing such retirement and other benefits, for any or all of the Trustees, officers, employees and agents of the Trust;

          (o) To purchase, redeem or otherwise acquire Shares; and

          (p) To engage in any other lawful act or activity in which business corporations organized under the laws of The Commonwealth of Massachusetts may engage.

     The foregoing enumeration of the powers and authority of the Trustees shall be read as broadly and liberally as possible, it being the intent of the foregoing to in no way limit the Trustees' powers and authority.

     The Trustees shall not in any way be bound or limited by any present or future law or custom in regard to investments by trustees. Except as otherwise provided herein or from time to time in the Bylaws, any action to be taken by the Trustees may be taken by a majority of the Trustees present at a meeting of the Trustees (a quorum being present), within or without Massachusetts. Except as otherwise provided herein or from time to time in the Bylaws, any action to be taken by the Trustees may be taken at a meeting held by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting, or by written consents of a majority of the Trustees then in office (or such greater number as may be required by this Declaration, the Bylaws or applicable law).

     Section 6. Payment of Expenses by the Trust. The Trustees are authorized to pay, or to cause to be paid out of the principal or income of the Trust, or partly out of principal and partly out of income, as they deem fair, all expenses, fees, charges, taxes and liabilities incurred or arising in connection with the Trust, or in connection with the management thereof, including, but not limited to, the Trustees' compensation and such expenses and charges for the services of the Trust's officers, employees, investment adviser, sub-adviser or manager, principal underwriter, auditor, counsel, administrator or sub-administrator, custodian, transfer agent, shareholder servicing agent, and such other agents or independent contractors and such other expenses and charges as the Trustees may deem necessary or proper to incur.

     Section 7. Ownership of Assets of the Trust. Title to all of the assets of the Trust and each series and class of Shares shall at all times be considered as vested in the Trustees.

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     Section 8. Advisory, Management and Distribution. The Trustees may, at any
time and from time to time, contract for exclusive or nonexclusive advisory and/or management services with any corporation, trust, association or other organization (the "Manager"), every such contract to comply with such requirements and restrictions as may be set forth in the Bylaws; and any such contract may provide for one or more sub-advisers or other agents who shall perform all or part of the obligations of the Manager under such contract and contain such other terms interpretive of or in addition to said requirements and restrictions as the Trustees may determine, including, without limitation, authority to determine from time to time what investments shall be purchased, held, sold, or exchanged and what portion, if any, of the assets of the Trust shall be held uninvested and to make changes in the Trust's investments. The Trustees may also, at any time and from time to time, contract with the Manager or any other corporation, trust, association or other organization, appointing it exclusive or nonexclusive distributor or principal underwriter for the Shares, every such contract to comply with such requirements and restrictions as may be set forth in the Bylaws; and any such contract may contain such other terms interpretive of or in addition to said requirements and restrictions as the Trustees may determine.

     The fact that:

               (i) any of the Shareholders, Trustees or officers of the Trust is a shareholder, director, officer, partner, trustee, employee, manager, adviser, sub-adviser, principal underwriter or distributor or agent of or for any corporation, trust, association or other organization, or of or for any parent or affiliate of any organization, with which an advisory, sub-advisory or management contract, principal underwriter's or distributor's contract, administrative services contract, or transfer, shareholder servicing or other agency contract may have been or may hereafter be made, or that any such organization, or any parent or affiliate thereof, is a Shareholder or has an interest in the Trust, or that

               (ii) any corporation, trust, association or other organization with which an advisory, sub-advisory or management contract, principal underwriter's or distributor's contract or transfer, shareholder servicing or other agency contract may have been or may hereafter be made also has an advisory, sub-advisory or management contract, or principal underwriter's or distributor's contract, administrative services contract, or transfer, shareholder servicing or other agency contract with one or more other corporations, trusts, associations or other organizations, or of or for any parent or affiliate of any organization, or has other business or interests,

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shall not affect the validity of any such contract or disqualify any
Shareholder, Trustee or officer of the Trust from voting upon or executing the same or create any liability or accountability to the Trust or its Shareholders.

                                    ARTICLE V

                    SHAREHOLDERS' VOTING POWERS AND MEETINGS

     Section 1. General. Except as otherwise provided in this Article V or elsewhere in this Declaration, Shareholders shall have such power to vote as is provided for in, and shall and may hold meetings and take actions pursuant to, the provisions of the Bylaws.

     Section 2. Voting Powers as to Certain Transactions.

          (a) Except as otherwise provided in paragraph (b) of this Section 2, the affirmative vote or consent of at least seventy-five percent (75%) of the Trustees of the Trust and at least seventy-five percent (75%) of the Shares outstanding and entitled to vote thereon shall be necessary to authorize any of the following actions:

               (i) the merger or consolidation or share exchange of the Trust or any series or class of Shares with or into any other person or company (including, without limitation, a partnership, corporation, joint venture, business trust, common law trust or any other business organization) or of any such person or company with or into the Trust or any series or class of Shares;

               (ii) the issuance or transfer by the Trust or any series or class of Shares in one or more series of transactions in any twelve-month period of any securities issued by the Trust or such series or class to any other person or entity for cash, securities or other property (or combination thereof), having an aggregate fair market value of $1,000,000 or more, excluding (i) sales of any securities of the Trust or a series or class in connection with a public offering thereof,
          (ii) issuances of securities of the Trust or a series or class pursuant to a dividend reinvestment plan adopted by the Trustees,
          (iii) issuances of securities of the Trust or a series or class upon the exercise of any stock subscription rights distributed by the Trust or a series or class, and (iv) issuances of securities of the Trust or a series or class to all Shareholders of the Trust or such series or class on a pro rata basis;

               (iii) a sale, lease, exchange, mortgage, pledge, transfer or other disposition by the Trust or any series or class of Shares (in one or a series of transactions in any twelve-month period) to or with any person of any assets of the Trust or such series or class having an aggregate fair market value of $1,000,000 or more, except for transactions effected by the Trust or a series or class in the ordinary course of business;

               (iv) any Shareholder proposal as to specific investment decisions made or to be made with respect to the assets of the Trust or a series or class of Shares.

          (b) Notwithstanding anything to the contrary in paragraph (a) of this
     Section 2, so long as each action is approved by both a majority of the entire Board of Trustees and seventy-five percent (75%) of the Continuing Trustees, and so long as all other conditions and requirements, if any, provided for in the Bylaws and applicable law have been satisfied, then no Shareholder vote or consent shall be necessary or required to approve any of the actions listed in paragraphs (a)(i), (a)(ii), (a)(iii) or (a)(iv) of this Section 2, except to the extent such Shareholder vote or consent is required by the 1940 Act or other applicable law.

     Section 3. Conversion to Open-End Company. Notwithstanding any other provisions in this Declaration or the Bylaws, the conversion of the Trust or any series of Shares from a "closed-end company" to an "open-end company", as those terms are defined in Sections 5(a)(2) and 5(a)(1), respectively, of the 1940 Act (as in effect on the date of this Declaration), together with any necessary amendments to this Declaration to permit such a conversion, shall require the affirmative vote or consent of at least seventy-five percent (75%) of each class of Shares outstanding and entitled to vote on the matter, unless a majority of the Trustees and seventy-five percent (75%) of the Continuing Trustees entitled to vote on the matter approve such conversion and related actions. In the event of such approval by the Trustees and the Continuing Trustees as referred to in the preceding sentence, the 1940 Act shall govern whether and to what extent a vote or consent of Shares shall be required to approve such conversion and related actions. Any affirmative vote or consent required under this Section 3 shall be in addition to the vote or consent of the Shareholders otherwise required by law or by any agreement between the Trust and any national securities exchange.

                                   ARTICLE VI

               DISTRIBUTIONS AND DETERMINATION OF NET ASSET VALUE

     Section 1. Distributions. (a) The Trustees may each year, or more frequently if they so desire, but need not, distribute to the Shareholders of any or all classes or series of Shares such income and gains, accrued or realized, as the Trustees may determine, after providing for actual and accrued expenses and liabilities (including such reserves as the Trustees may establish) determined in accordance with good accounting practices and subject to the preferences, special or relative rights or privileges of the various classes or series of Shares. The Trustees shall have full discretion to determine which items shall be treated as income and which items as capital and their determination shall be binding upon the Shareholders. Distributions of income for each year or other period, if any be made, may be made in one or more payments, which shall be in Shares, in cash or otherwise and on a date or dates and as of a record date or dates determined by the Trustees. At any time and from time to time in their discretion, the Trustees may distribute to the Shareholders as of a record date or dates determined by the Trustees, in Shares, in cash or otherwise, all or part of any gains realized on the sale or disposition of property or otherwise, or all or part of any other principal of the Trust. Each distribution pursuant to this Section 1 to the Shareholders of a particular class or series shall be made ratably according to the number of Shares of such class or series held by the several Shareholders on the applicable record date thereof, provided that no distribution need be made on Shares purchased pursuant to orders received, or for which payment is made, after such time or times as the Trustees may determine. Any such distribution paid in Shares will be paid at the net asset value thereof as determined in accordance with Section 2 of this Article VI, or at such other value as may be specified by the Bylaws or as the Trustees may from time to time determine, subject to applicable laws and regulations then in effect.

     (b) Any other provisions of this Declaration or the Bylaws notwithstanding, the Trustees may not distribute to the Shareholders (in one or a series of distributions) during any twelve-month period any property (in cash, Shares or otherwise) with an aggregate fair market value in excess of 125% of the income and gains (accrued or realized) of the Trust during such twelve-month period (the "Distribution Limit"); provided, however, a distribution in excess of the Distribution Limit may be made if such distribution shall have been approved by the vote or consent of a majority of the Trustees and seventy-five percent (75%) of the Continuing Trustees.

     Section 2. Determination of Net Asset Value. The net asset value per share of each class and each series of Shares of the Trust shall be determined in accordance with the 1940 Act and any related procedures adopted by the Trustees from time to time. Determinations made under and pursuant to this Section 2 in good faith and in accordance with the provisions of the 1940 Act shall be binding on all parties concerned.

                                   ARTICLE VII

                           COMPENSATION AND LIMITATION
                            OF LIABILITY OF TRUSTEES

     Section 1. Compensation. The Trustees as such shall be entitled to reasonable compensation from the Trust; they may fix the amount of their compensation. Nothing herein shall in any way prevent the employment of any Trustee for advisory, management, legal, accounting, investment banking, underwriting, brokerage or other services and payment for the same by the Trust.

     Section 2. Limitation of Liability. The Trustees shall not be responsible or liable in any event for any neglect or wrongdoing of any officer, agent, employee, adviser, sub-adviser, manager, administrator or principal underwriter of the Trust, nor shall any Trustee be responsible for the act or omission of any other Trustee, but nothing herein contained shall protect any Trustee against any liability to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

     Every note, bond, contract, instrument, certificate, Share or undertaking and every other act or thing whatsoever executed or done by or on behalf of the Trust or the Trustees or any of them in connection with the Trust shall be conclusively deemed to have been executed or done only in or with respect to their or his or her capacity as Trustees or Trustee, and such Trustees or Trustee shall not be personally liable thereon.

                                  ARTICLE VIII

                                 INDEMNIFICATION

     Section 1. Trustees, Officers etc. The Trust shall indemnify each of its Trustees and officers (including persons who serve at the Trust's request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise) (hereinafter referred to as a "Covered Person") against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of being or having been such a Covered Person, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in a decision on the merits in any such action, suit or other proceeding (a) not to have acted in good faith in the reasonable belief that such Covered Person's action was in the best interests of the Trust or (b) to be liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office. Expenses, including counsel fees so incurred by any such Covered Person (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Trust in advance of the final disposition of any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay amounts so paid to the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this Article, provided, that (a) such Covered Person shall provide security for his or her undertaking, (b) the Trust shall be insured against losses arising by reason of such Covered Person's failure to fulfill his or her undertaking, or (c) a majority of the Trustees who are disinterested persons and who are not Interested Persons of the Trust (provided that a majority of such Trustees then in office act on the matter), or independent legal counsel in a written opinion shall determine, based on a review of readily available facts (but not a full trial-type inquiry), that there is reason to believe such Covered Person ultimately will be entitled to indemnification.

     Section 2. Compromise Payment. As to any matter disposed of (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication in a decision on the merits by a court, or by any other body before which the proceeding was brought, that such Covered Person either (a) did not act in good faith in the reasonable belief that such Covered Person's action was in the best interests of the Trust or (b) is liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office, indemnification shall be provided if (x) approved as in the best interest of the Trust, after notice that it involves such indemnification, by at least a majority of the Trustees who are disinterested persons and are not Interested Persons of the Trust (provided that a majority of such Trustees then in office act on the matter), upon a determination, based upon a review of readily available facts (but not a full trial-type inquiry) that such Covered Person acted in good faith in the reasonable belief that such Covered Person's action was in the best interests of the Trust and is not liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office, or (y) there has been obtained an opinion in writing of independent legal counsel, based upon a review of readily available facts (but not a full trial-type inquiry), to the effect that such Covered Person appears to have acted in good faith in the reasonable belief that such Covered Person's action was in the best interests of the Trust and that such indemnification would not protect such Covered Person against any liability to the Trust to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. Any approval pursuant to this Section 2 shall not prevent the recovery from any Covered Person of any amount paid to such Covered Person in accordance with this Section 2 as indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that such Covered Person's action was in the best interests of the Trust or to have been liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office.

     Section 3. Rebuttable Presumption. For purposes of the determination or opinion referred to in clause (c) of Section 1 of this Article VIII or clauses
(x) or (y) of Section 2 of this Article VIII, the majority of Trustees who are disinterested persons and who are not Interested Persons of the Trust acting on the matter or independent legal counsel, as the case may be, shall be entitled to rely upon a rebuttable presumption that the Covered Person has not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office.

     Section 4. Indemnification Not Exclusive. The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled. As used in this Article VIII, the term "Covered Person" shall include such person's heirs, executors and administrators, and a "disinterested person" is a person against whom none of the actions, suits or other proceedings in question or another action, suit or other proceeding on the same or similar grounds is then or has been pending. Nothing contained in this Article VIII shall affect any rights to indemnification to which personnel of the Trust, other than Trustees and officers, and other persons may be entitled by contract or otherwise under law, nor the power of the Trust to purchase and maintain liability insurance on behalf of such person; provided, however, that the Trust shall not purchase or maintain any such liability insurance in contravention of the 1940 Act or other applicable law. Each person who is or becomes a Covered Person shall be deemed to have served or to have continued to serve in such capacity in reliance on the indemnification, advancement of expenses and other provisions provided for in this Article VIII.

     Section 5. Shareholders. In case any Shareholder or former Shareholder shall be held to be personally liable solely by reason of his or her being or having been a Shareholder and not because of his or her acts or omissions or for some other reason, the Shareholder or former Shareholder (or his or her heirs, executors, administrators or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled to be held harmless from and indemnified against all loss and expense arising from such liability.

                                   ARTICLE IX

                                  MISCELLANEOUS

     Section 1. Trustees, Shareholders etc. Not Personally Liable; Notice. All persons extending credit to, contracting with or having any claim against the Trust or a particular series or class of Shares shall look only to the assets of the Trust or the assets of that particular series or class of Shares for payment under such credit, contract or claim; and neither the Shareholders nor the Trustees, nor any of the Trust's officers, employees or agents, whether past, present or future, shall be personally liable therefor. Nothing in this Declaration shall protect any Trustee against any liability to which such Trustee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Trustee.

     Every note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or by any officer or officers shall give notice that this Declaration is on file with the Secretary of The Commonwealth of Massachusetts and shall recite that the same was executed or made by or on behalf of the Trust or by them as Trustee or Trustees or as officer or officers and not individually and that the obligations of such instrument are not binding upon any of them or the Shareholders individually but are binding only upon the assets and property of the Trust, and may contain such further recital as he or she or they may deem appropriate, but the omission thereof shall not operate to bind any Trustee or Trustees or officer or officers or Shareholder or Shareholders individually.

     Section 2. Trustees and Officers Good Faith Action, Expert Advice, No Bond or Surety. The exercise by the Trustees of their powers and discretions hereunder shall be binding upon everyone interested. A Trustee or officer shall be liable for his or her own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Trustee or officer, and for nothing else, and shall not be liable for errors of judgment or mistakes of fact or law. The Trustees or officers may take advice of counsel or other experts with respect to the meaning and operation of this Declaration, and shall be under no liability for any act or omission in accordance with such advice or for failing to follow such advice. The Trustees and officers shall not be required to give any bond as such, nor any surety if a bond is required.

     Section 3. Limitation on Liability of Certain Trustees. For the sake of clarification and without limiting any other provision of this Article IX, the appointment, designation or identification of a Trustee as the chairperson of the Trustees, the lead or assistant lead independent Trustee, a member or chairperson of a committee of the Trustees, an expert on any topic or in any area (including audit committee financial expert) or having any other special appointment, designation or identification, shall not (a) impose on that person any duty, obligation or liability that is greater than the duties, obligations and liabilities imposed on that person as a Trustee in the absence of the appointment, designation or identification or (b) affect in any way such Trustee's rights or entitlement to indemnification, and no Trustee who has special skills or expertise, or is appointed, designated or identified as aforesaid, shall (x) be held to a higher standard of care by virtue thereof or
(y) be limited with respect to any indemnification to which such Trustee would otherwise be entitled.

     Section 4. Liability of Third Persons Dealing with Trustees. No person dealing with the Trustees shall be bound to make any inquiry concerning the validity of any transaction made or to be made by the Trustees or to see to the application of any payments made or property transferred to the Trust or upon its order.

     Section 5. Duration and Termination of Trust. Unless terminated as provided herein, the Trust shall continue without limitation of time. Subject to the voting powers of one or more classes or series of Shares as set forth in the Bylaws, the Trust may be terminated at any time (i) by vote or consent of Shareholders holding at least seventy-five percent (75%) of the Shares entitled to vote or (ii) by vote or consent of majority of the entire Board of Trustees and seventy-five percent (75%) of the Continuing Trustees upon written notice to the Shareholders. Except as otherwise provided in the Bylaws, any series or class of Shares may be terminated at any time (x) by vote or consent of Shareholders holding at least seventy-five percent (75%) of the Shares of such series of class entitled to vote or (y) by vote or consent of majority of the entire Board of Trustees and seventy-five percent (75%) of the Continuing Trustees upon written notice to the Shareholders of such series or class. For the avoidance of any doubt and notwithstanding anything to the contrary in this Declaration, Shareholders shall have no separate right to vote with respect to the termination of the Trust or a series of class of Shares if the Trustees (including the Continuing Trustees) exercise their right to terminate the Trust or such series or class pursuant to clauses (ii) and (y) of this Section 5.

     Upon termination of the Trust or of any one or more series or classes of Shares, after paying or otherwise providing for all charges, taxes, expenses and liabilities, whether due or accrued or anticipated, of the Trust or of the particular series or class, as may be determined by the Trustees, the Trust shall in accordance with such procedures as the Trustees consider appropriate reduce the remaining assets to distributable form in cash or shares or other property, or any combination thereof, and distribute the proceeds to the Shareholders of the series or class(es) involved, ratably according to the number of Shares of such series or class held by the several Shareholders on the date of termination, except to the extent otherwise required or permitted by the preferences and special or relative rights or privileges of any classes or series of Shares. For these purposes, "ratably" shall refer to the proceeds themselves and shall not prevent different Shareholders from receiving different forms of property.

     Section 6. Filing of Copies, References, Headings. The original or a copy of this instrument and of each amendment hereto shall be kept at the office of the Trust, where it may be inspected by any Shareholder. A copy of this instrument and of each amendment hereto shall be filed by the Trust with the Secretary of The Commonwealth of Massachusetts and with the Boston City Clerk, as well as any other governmental office where such filing may from time to time be required. Anyone dealing with the Trust may rely on a certificate by an officer of the Trust as to whether or not any such amendments have been made and as to any matters in connection with the Trust hereunder; and, with the same effect as if it were the original, may rely on a copy certified by an officer of the Trust to be a copy of this instrument or of any such amendments. In this instrument and in any such amendment, references to this instrument, and all expressions like "herein," "hereof," and "hereunder," shall be deemed to refer to this instrument as amended or affected by any such amendments. Headings are placed herein for convenience of reference only and shall not be taken as a part hereof or control or affect the meaning, construction or effect of this instrument. This instrument may be executed in any number of counterparts, each of which shall be deemed an original.

     Section 7. Applicable Law. This Declaration is made in The Commonwealth of Massachusetts, and it is created under and is to be governed by and construed and administered according to the laws of said Commonwealth. The Trust shall be of the type commonly called a Massachusetts business trust, and without limiting the provisions hereof, the Trust may exercise all powers which are ordinarily exercised by such a trust.

     Section 8. Amendments. (a) Except to the extent that the Bylaws or applicable law may require a higher vote or the separate vote of one or more classes or series of Shares, and except as provided in paragraph (b) of this
Section 8, this Declaration may be amended at any time by an instrument in writing signed by a majority of the then Trustees (1) when authorized so to do by a vote or consent of Shareholders holding a majority of the Shares entitled to vote or (2) without Shareholder approval as may be necessary or desirable in order to authorize one or more classes or series of Shares as provided for in
Section 1 of Article III. Amendments having the purpose of changing the name of the Trust or of supplying any omission, curing any ambiguity or curing, correcting or supplementing any defective or inconsistent provision contained herein shall not require authorization by Shareholder vote.

     (b) Except to the extent that the Bylaws or applicable law may require a higher vote or the separate vote of one or more classes or series of Shares, no amendment may be made under this Section 8 which shall amend, alter, change or repeal any of the provisions of Article III, Sections 4, 5, 6 or 7; Article IV, Sections 1, 2, 3 or 4; each Section of Article V; paragraph (b) of Article VI,
Section 1; Article VII, Section 2; each Section of Article VIII; or this Article IX, Sections 1, 2, 3, 5, or 8 unless, in each case, the amendment effecting such amendment, alteration, change or repeal shall be effected by an instrument in writing signed by a majority of the then Trustees and seventy-five percent (75%) of the Continuing Trustees and shall receive the affirmative vote or consent of Shareholders holding a majority of the Shares entitled to vote; provided, however, that such affirmative vote or consent shall be in addition to the vote or consent of the Shareholders otherwise required by applicable law or by the terms of any agreement between the Trust and any national securities exchange.

     (c) Except to the extent that the Bylaws or applicable law requires a vote or consent of Shareholders, the Board of Trustees, or any Committee consisting of one or more Trustees appointed by a majority of the Board of Trustees and a majority of the Continuing Trustees then in office shall, by resolution or writing signed by a majority of the Board of Trustees or such Committee, as the case may be, have the sole power and authority to adopt, amend, alter, change or repeal any Bylaw of the Trust; provided, however, that any amendment, alteration, change or repeal of Section 10 of the Bylaws, or any other Section or provision of the Bylaws determined from time to time to be subject to the supermajority provision contained in this clause by a majority of the Trustees and seventy-five percent (75%) of the Continuing Trustees, shall require the approval of a majority of the Board of Trustees and seventy-five percent (75%) of the Continuing Trustees.

     Section 9. Address of the Trust. As of the date hereof, the principal address of the Trust and each Trustee is c/o CDC IXIS Asset Management Services, Inc., 399 Boylston Street,

Boston, Massachusetts 02116. Each Trustee may change his or her principal address at any time, in his or her sole discretion. The Trustees may change the principal address of the Trust to any location within or without The Commonwealth of Massachusetts as they shall determine in their sole discretion. The name and address of the resident agent of the Trust on the date hereof in The Commonwealth of Massachusetts is CDC IXIS Asset Management Services, Inc., 399 Boylston Street, Boston, Massachusetts 02116, attention General Counsel. The Trustees may without shareholder approval appoint a new or successor agent of the Trust at any time, in their sole discretion.

                [The rest of this page intentionally left blank.]

     IN WITNESS HEREOF, all of the Trustees as aforesaid do hereto set their hands this 8th day of September, 2003.

                                            /s/ John E. Pelletier
                                            --------------------------------
                                            John E. Pelletier

COMMONWEALTH OF MASSACHUSETTS   )
                                ) ss.
COUNTY OF SUFFOLK               )

     Then personally appeared before me John E. Pelletier, who acknowledges the foregoing instrument to be his free act and deed.

                                            /s/ Anthony Loureiro
                                            --------------------------------
                                            Notary Public
                                            My commission expires on: 3/29/07

September 8, 2003

                                    Trustee and Address
                                    John E. Pelletier
                                    c/o CDC IXIS Asset Management Services, Inc.
                                    399 Boylston Street
                                    Boston, Massachusetts  02116

                                    The name and address of the resident
                                    agent of the Trust in the Commonwealth
                                    of Massachusetts is CDC IXIS Asset
                                    Management Services, Inc., 399 Boylston
                                    Street, Boston, Massachusetts 02116.

                                    Trust Address
                                    Loomis Sayles Income Opportunities Fund
                                    c/o CDC IXIS Asset Management Services, Inc.
                                    399 Boylston Street
                                    Boston, Massachusetts  02116